RAYTHEON AIRCRAFT COMPANY NOW OFFERING
ELECTRONIC WINDOW SHADES USING RESEARCH FRONTIERS'
SPD-SMART LIGHT-CONTROL TECHNOLOGY

WOODBURY, NEW YORK, February 9, 2007 - Raytheon Aircraft
Company has announced that it is now offering aircraft window shades using Research Frontiers' SPD-Smart light-control technology for all models of its Beechcraft(r) King Air aircraft. These electronically switchable window shades block UV radiation and allow passengers and flight crew to instantly and dynamically control the amount of sunlight, glare and heat passing through the aircraft cabin windows.

To read the Raytheon press release, which provides details on the product and its benefits, certification, and other information, please visit www.Raytheonaircraft.com.
These e-Shade(tm) electronically dimmable window shades are supplied to Raytheon by InspecTech Aero Service, Inc., a licensee of Research Frontiers. To learn more about
InspecTech and its e-Shade electronic window shades using SPD-Smart technology, visit the company's website at www.switchablefilm.com.

For more information regarding this new Raytheon product line, including how to order from Raytheon, pricing, product specifications and other product details, and for information about SPD light-control technology, visit
Research Frontiers' website at www.SmartGlass.com.

About Research Frontiers Incorporated

Research Frontiers Incorporated (Nasdaq: REFR) develops and licenses suspended particle device (SPD) technology used in VaryFast(tm) SPD-Smart(tm) controllable glass and plastic products. SPD technology, made possible by a flexible light-control film invented by Research Frontiers, allows the user to instantly and precisely control the shading of glass or plastic, either manually or automatically.
SPD technology product applications include: SPD-Smart windows, sunshades, skylights and interior partitions for homes and buildings; automotive windows, sunroofs, sunvisors, sunshades, and mirrors; aircraft and marine windows and window shades; eyewear products; and flat panel displays for electronic products.

SPD-Smart film technology was awarded a "Best of What's New Award" from Popular Science magazine for home technology and was also recognized as one of the top tech technologies by the Society of Automotive Engineers' Aerospace Engineering magazine. SPD technology is covered by approximately 450 patents and patent applications held by RFI worldwide. Currently 34 companies are licensed to use Research Frontiers' patented
SPD light-control technology in emulsions, films, or end-products. Information about Research Frontiers and its licensees can be found at www.SmartGlass.com.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. SPD-SmartTM, SPD-SmartGlassTM,
VaryFastTM, Powered by SPDTM, The View of the Future -
Everywhere You LookTM and Visit SmartGlass.com - to change your view of the worldTM are trademarks of Research Frontiers Incorporated. e-ShadeTM is a trademark of InspecTech Aero Service, Inc.

For further information, please contact:

Research Frontiers Incorporated
Joseph M. Harary, President
Patricia A. Bryant, Manager of Investor Relations
(516) 364-1902
info@SmartGlass.com